Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3ASR of our report dated February 23, 2022, (December 30, 2022, as to the change in segment reporting disclosed in Notes 2 and 19) relating to the financial statements of Tellurian Inc., appearing in the Current Report on Form 8-K of Tellurian Inc. filed on December 30, 2022, and our report dated February 23, 2022, relating to the effectiveness of Tellurian Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tellurian Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
December 30, 2022